                                                                     EXHIBIT 11

                                 COMPUSA INC.

                    COMPUTATION OF INCOME (LOSS) PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        FISCAL YEAR ENDED
                                                    --------------------------
                                                    JUNE 29, JUNE 24, JUNE 25,
                                                      1996     1995     1994
                                                    -------- -------- --------
Common Stock outstanding at beginning of year......  40,466   39,499    38,084
Weighted average number of shares of Common Stock
 issued during the year............................   3,289      400       451
Incremental shares related to assumed exercises of
 stock options.....................................   1,855      969        --
                                                    -------  -------  --------
Weighted common and common equivalent shares.......  45,610   40,868    38,535
                                                    =======  =======  ========
Net income (loss).................................. $59,665  $24,339  $(17,024)
                                                    =======  =======  ========
Income (loss) per common and common equivalent
 share (1)......................................... $  1.31  $  0.60  $  (0.44)
                                                    =======  =======  ========

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(1) The computation of income (loss) per common and common equivalent share on a fully diluted basis does not materially differ from the amounts calculated on a primary basis.